EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TORU TONOIKE JOINS AFLAC INCORPORATED BOARD OF DIRECTORS

COLUMBUS, Ga., Nov 1, 2004 -- AFLAC Incorporated today announced that Toru Tonoike has been appointed to its board of directors. Mr. Tonoike will begin serving on the AFLAC board of directors effective November 1, 2004. His term will expire at the annual shareholder's meeting in May 2005, at which time he will stand for election along with the other director nominees.

Mr. Tonoike, is the managing executive officer in charge of the products unit division at Mizuho Corporate Bank. He also has worked for Mizuho as an executive officer - sales first general manager of Uchisaiwaicho and executive officer in charge of USA sales to Japanese-affiliated companies. Prior to working for Mizuho Corporate Bank, which was created by the merger of three banks, Mr. Tonoike worked for Dai-ichi Kangyo Bank Limited as an executive officer, sales general manager for DKB USA, senior counselor for the bank's international office, and was chief assistant to the director in the international administrative division. Mr. Tonoike holds an economics degree from Hitotsubashi University.

"We are pleased to have Mr. Tonoike join our board of directors. We welcome his extensive financial knowledge and look forward to his contributions as an AFLAC board member," said AFLAC Incorporated Chairman and CEO Daniel P. Amos.

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 312,900 payroll accounts. The company insures one out of four Japanese households and is the largest life insurer in Japan in terms of individual insurance policies in force. In January 2004, AFLAC was included in Fortune magazine's list of "The 100 Best Companies to Work For in America" for the sixth consecutive year. Also in January 2004, AFLAC was named to Forbes magazine's "Platinum 400 List of Best Big Companies in America" for the fifth consecutive year. In March 2004, Fortune magazine included AFLAC in its annual listing of "America's Most Admired Companies." AFLAC's Internet address is aflac.com.

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